EXHIBIT 23.1

MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada  V6J 1G1
Telephone:  (604) 734-1112 Facsimile: (604) 714-5916
E-Mail:  generaldelivery@ellisfoster.bc.ca





CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement listed below of our report dated February 28, 2002, with respect to the consolidated financial statements of Dragon Pharmaceuticals Inc. & Subsidiaries included in its Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Form S-8 (No. 333-55794) pertaining to Stock Options granted to directors, technical advisors, and employees under stock option agreements.

Form S-8 (No. 333-64342) pertaining to Kim Foo Tai.



Vancouver, Canada                           "MOORE STEPHENS ELLIS FOSTER LTD."
March 28, 2002                                     Chartered Accountants